Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

UNITED INDUSTRIES ANNOUNCES RECORD ANNUAL REVENUES AND OPERATING INCOME

ST. LOUIS, February 11, 2004 — Conducting business as Spectrum Brands, United Industries Corporation (United or the Company), today announced record revenues and operating income for the year ended December 31, 2003.  Net sales increased 11.7% from the year ended December 31, 2002, while operating income improved by 16.5% for the same period, both key indicators of the Company’s continued growth and profitability.

Bob Caulk, United’s Chairman and CEO, stated, “We are pleased with our annual financial results, which reflect the significant growth and success we’ve experienced over the past couple of years.  This year, we have accomplished a number of important initiatives that are expected to benefit us well into the future.  We continued to integrate our recent acquisitions to further gain operational efficiencies.  We managed through a difficult sales season driven by a cold, wet spring.  Retailer de-stocking further compounded these challenges.  Despite the impact this had on shipments, we’ve been encouraged by consumer takeaway levels, which indicate we performed well from a competitive perspective.”

Comparing results for the three months ended December 31, 2003 with the three months ended December 31, 2002, United’s results were as follows: net sales decreased 0.1% to $47.3 million from $47.8 million, operating loss increased 21.7% to $11.2 million from $9.2 million and net income increased to $83.9 million from a net loss of $11.7 million, respectively.  Comparing results for the year ended December 31, 2003 with the year ended December 31, 2002, United’s results were as follows: net sales increased 11.7% to $536.1 million from $480.0 million, operating income increased 16.5% to $71.3 million from $61.2 million and net income increased to $117.9 million from $25.3 million, respectively.

Dan Johnston, United’s CFO, added, “Due to the seasonal nature of our business, the fourth quarter, on a stand-alone basis, is generally a net loss quarter due to it being our seasonal low point.  Likewise, from an EBITDA perspective, the fourth quarter generates negative cash flow as our fixed costs typically outweigh our margin for the period.  For the year ended December 31, 2003, our EBITDA was $85.5 million, nearly a 20% increase over last year’s results.  While this growth is less than what we had planned, we are pleased that we have been able to manage the business to its current level of profitability.  This profitability in 2003, combined with our anticipated growth for 2004, contributed to the unusual jump in our net income by requiring us to evaluate the need for the valuation allowance associated with certain of our deferred tax accounts.  As a result of this review, we determined it is no longer necessary to carry this reserve and, accordingly, we released the entire valuation allowance of $104.1 million, which more than offset our current year federal income tax expense, increasing both our stockholders’ equity and full year net income.  It is important to note that this adjustment is a financial reporting change and does not impact the amount of federal income taxes currently payable.”

From a liquidity perspective, fourth quarter 2003 earnings before interest, income taxes, depreciation and amortization, or EBITDA, improved 5.6% to an EBITDA loss of $6.7 million for the fourth quarter of 2003 compared to an EBITDA loss of $7.1 million for the fourth quarter of 2002.  For the year ended December 31, 2003, EBITDA increased 19.7% to $85.5 million from $71.4 million for the year ended December 31, 2002.  EBITDA information presented herein cannot be directly compared to that presented in the Company’s press releases issued during 2002, as new financial reporting rules prohibit the inclusion of certain non-cash expenses in the calculation of EBITDA. Furthermore, EBITDA is not defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures reported by other companies.  A reconciliation of EBITDA to GAAP measures and other detailed financial information is included in the attached addendum.  The unaudited pro forma consolidated results of operations contained therein are presented to illustrate the potential operating results that might possibly have been achieved had the merger with Schultz Company and the acquisition of WPC Brands been completed as of January 1, 2002, but do not purport to be indicative of the operating results that would definitely have been achieved had those transactions been completed as of such date or which may be achieved in the future.

About United

United Industries Corporation, dba Spectrum Brands, is the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and insect control markets in the United States and offers one of the broadest lines in the industry under a variety of brand names.  The Company’s household brands include Hot Shot®, Cutter® and Repel®. The Company’s lawn and garden brands include Spectracide®, Spectracide® Triazicide®, Spectracide® Terminate®, Garden Safe™, Real-Kill® and No-Pest® in the controls category as well as Sta-Green®, Vigoro®, Schultz™, Peters®, Bandini® and Best® brands in the lawn and garden fertilizer and organic growing media categories.

Certain statements in this press release regarding our business, with the exception of historical facts, may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties, many of which are beyond our control.  When, and if, used herein, the words “will,” “should,” “believe,” “plan,” “may,” “strategies,” “goals,” “anticipate,” “indicate,” “intend,” “determine,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  All forward-looking statements apply only as of the date they are disclosed and are based on the Company’s expectations at that time.  Actual results could differ materially from these statements as a result of weather conditions, our retailer line item reviews, the loss of customers or product listings, changes in external competitive market factors, unanticipated changes in the financial performance of us, our customers, our industry or the economy in general, public perception regarding the safety of our products, as well as various other factors described in our filings with the U.S. Securities and Exchange Commission.  We do not undertake any obligation to update or revise publicly any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by any forward-looking statements we make herein are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.

(Bloomberg Symbol: 14496Z)

Contact:	Daniel J. Johnston
United Industries Corporation
(314) 427-0780

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United Industries Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Net sales	$47,312	$47,786	$536,146	$479,990
Operating costs and expenses:
Cost of goods sold	30,936	30,961	328,238	305,644
Selling, general and administrative expenses	27,543	26,019	136,642	113,162
Total operating costs and expenses	58,479	56,980	464,880	418,806
Operating income (loss)	(11,167)	(9,194)	71,266	61,184
Interest expense, net	8,588	7,819	36,213	32,410
Income (loss) before income tax expense (benefit)	(19,755)	(17,013)	35,053	28,774
Income tax expense (benefit)(1)	(103,678)	(5,350)	(82,851)	3,438
Net income (loss)	$83,923	$(11,663)	$117,904	$25,336

(1) We fully reversed the $104.1 million valuation allowance associated with our deferred tax assets during the fourth quarter of 2003.  The valuation allowance reversal is a result of management’s determination that a 50% valuation allowance against certain of our deferred tax assets is no longer required.  This determination is based upon our improved operating results, primarily from increased profitability in 2003 compared with 2002, and analysis of other relevant factors which, when reviewed in the aggregate, lead us to believe that we will more likely than not fully utilize the benefit of such deferred tax assets.

However, due to our ability to utilize these deferred tax assets, which result primarily from certain net operating loss carryforwards that were generated in 1999 through 2003 and tax-deductible goodwill recorded in connection with our recapitalization in 1999, we do not expect the valuation allowance reversal or the change in our effective income tax rate to result in an increase in cash paid for income taxes for the next several years.

Addendum to United Industries Corporation Earnings Release

Three Months and Year Ended December 31, 2003

United Industries Corporation and Subsidiaries

Unaudited Other Consolidated Financial Data

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

EBITDA(1):
Net income (loss)	$83,923	$(11,663)	$117,904	$25,336
Interest expense, net	8,588	7,819	36,213	32,410
Income tax expense (benefit)	(103,678)	(5,350)	(82,851)	3,438
Depreciation and amortization	4,510	2,109	14,245	10,240
EBITDA(1)	$(6,657)	$(7,085)	$85,511	$71,424

Reconciliation of EBITDA(1) to net cash flows from operating activities(2):
EBITDA(1)	$(6,657)	$(7,085)	$85,511	$71,424
Interest expense less amortization	(7,977)	(6,516)	(30,855)	(29,130)
Net change in operating assets and liabilities	(15,112)	(16,241)	(37,390)	(4,079)
Net cash flows from operating activities	$(29,746)	$(29,842)	$17,266	$38,215

(1) EBITDA represents income before net interest expense, income tax expense, depreciation and amortization.  We have included information concerning EBITDA as we believe certain investors use it as one measure of our historical ability to fund operations and meet our financial obligations.  However, EBITDA is not presented to represent cash flows from operating activities as defined by accounting principles generally accepted in the United States (GAAP), nor does management recommend that it be used as an alternative to, or superior measure of, operating income as an indicator of our operating performance or cash flow as a measure of liquidity or our ability to meet our financial obligations.  We have provided a reconciliation of EBITDA to cash flows from operating activities since we believe it to be the most directly comparable measure under GAAP.  In addition, our definition of EBITDA may not be comparable to that reported by other companies.

(2) This information is presented to reconcile EBITDA, a non-GAAP measure, to net cash flows from operating activities, the most directly comparable GAAP measure, in accordance with Regulation G issued by the U.S. Securities and Exchange Commission.

Addendum to United Industries Corporation Earnings Release

Three Months and Year Ended December 31, 2003

United Industries Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2003	2002
ASSETS

Current assets:
Cash and cash equivalents	$11,413	$10,318
Accounts receivable, net	29,890	23,321
Inventories	96,795	87,762
Prepaid expenses and other current assets	15,141	11,350
Total current assets	153,239	132,751

Equipment and leasehold improvements, net	37,153	34,218
Deferred tax asset	186,562	105,141
Goodwill and intangible assets, net	95,493	100,868
Other assets, net	9,897	13,025
Total assets	$482,344	$386,003

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Current maturities of long-term debt and capital lease obligation	$1,349	$9,665
Accounts payable	29,774	27,063
Accrued expenses	39,574	45,221
Total current liabilities	70,697	81,949

Long-term debt, net of current maturities	387,657	391,493
Capital lease obligation, net of current maturities	3,191	3,778
Other liabilities	3,256	5,019
Total liabilities	464,801	482,239

Stockholders’ equity (deficit)	17,543	(96,236)
Total liabilities and stockholders’ equity (deficit)	$482,344	$386,003

Addendum to United Industries Corporation Earnings Release

Three Months and Year Ended December 31, 2003

United Industries Corporation and Subsidiaries

Unaudited Pro Forma Consolidated Statements of Operations (1)

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Net sales	$47,312	$49,086	$536,146	$556,476
Operating costs and expenses:
Cost of goods sold	30,930	31,900	326,975	358,659
Selling, general and administrative expenses	27,543	27,937	136,642	130,665
Total operating costs and expenses	58,473	59,837	463,617	489,324
Operating income (loss)	(11,161)	(10,751)	72,529	67,152
Interest expense, net	8,588	8,263	36,213	34,933
Income (loss) before income tax expense (benefit)	(19,749)	(19,014)	36,316	32,219
Income tax expense (benefit)	(103,678)	(6,030)	(82,851)	5,948
Net income (loss)	$83,929	$(12,984)	$119,167	$26,271

(1)  Pro forma results for the three months and year ended December 31, 2002 reflect the merger with Schultz Company and the acquisition of WPC Brands, Inc. as if the transactions had closed on January 1, 2002.  In addition, the pro forma results include adjustments for additional interest, amortization and income tax expense that would have been recorded if the transactions had closed on such date.  For comparative purposes, for the three months ended December 31, 2002, pro forma net sales exceeded actual net sales by $1.3 million and pro forma net loss exceeded actual net loss by $1.3 million.  For the year ended December 31, 2002, pro forma net sales exceeded actual net sales and pro forma net income exceeded actual net income by $76.5 million and $0.9 million, respectively.

The unaudited pro forma financial information for the three months and year ended December 31, 2002 is presented for informational purposes only and does not purport to be indicative of the consolidated results of operations that would have actually been achieved had these transactions, in fact, been completed as of January 1, 2002 or which may be obtained in the future.  The unaudited pro forma financial information for the three months and year ended December 31, 2003 reflect actual results for such periods but also include pro forma adjustments of less than $0.1 million and $1.3 million, respectively, to exclude a charge to cost of goods sold related to the write-up of inventory to fair value in the acquisition of WPC Brands in December 2002.  Such charges will not recur beyond 2003.  See page 1 of this addendum to earnings release for actual operating results.

Addendum to United Industries Corporation Earnings Release

Three Months and Year Ended December 31, 2003

United Industries Corporation and Subsidiaries

Unaudited Pro Forma Other Consolidated Financial Data(1)

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Pro Forma EBITDA:
Net income (loss)	$83,929	$(12,984)	$119,167	$26,271
Interest expense, net	8,588	8,263	36,213	34,933
Income tax expense (benefit)	(103,678)	(6,030)	(82,851)	5,948
Depreciation and amortization	4,510	3,468	14,245	16,173
Pro Forma EBITDA	$(6,651)	$(7,283)	$86,774	$83,325

(1) Refer to footnote (1) on page 4 and footnotes (1) and (2) on page 2 of this addendum to earnings release for a description of the nature of the pro forma and EBITDA information presented.

Addendum to United Industries Corporation Earnings Release

Three Months and Year Ended December 31, 2003